Freeport-McMoRan Copper & Gold Inc. Completes

Sale of $500 Million of 10.125% Senior Notes Due 2010

NEW ORLEANS, LA, January 29, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced today that it has completed its private placement of $500 million of 10.125% senior notes due 2010.  The offering generated net proceeds of approximately $486 million, which FCX will use to repay borrowings under its bank credit facilities, with the excess invested in short term investments.

Richard C. Adkerson, President and Chief Financial Officer of FCX said, “The success of this $500 million offering is an important step in our continuing efforts to establish a capital structure reflective of the significant values of our assets.  With this transaction, we have strengthened our balance sheet and, with our strong cash flow generating capacity, we look forward to strengthening it further.  We are taking steps to establish a new bank credit facility to provide our company additional financial flexibility for the future.”

As previously announced, FCX plans to use its available cash to provide for the redemption of its Series I Gold-Denominated Preferred Stock (NYSE: FCX PRB), which has a mandatory redemption date of August 1, 2003, and for its other 2003 debt obligations, including its 7.20% Senior Notes in November 2003.  FCX also intends to enter into a new bank credit facility, which JPMorgan will arrange.  After FCX enters into the new credit facility, FCX intends to terminate its existing bank credit facilities.

The notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

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